FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
February 20, 2014	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends
and Reports Fourth Quarter and Year 2013 Financial Results

Indianapolis, IN…On February 20, 2014, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.50% and 2.80%, respectively. In addition, the Board declared supplemental dividends for the quarter on Class B-1 and Class B-2 capital stock at annualized rates of 2.00% and 1.60%, respectively. These dividends will be paid in cash on February 21, 2014.

"We are pleased to have completed another successful year, with strong earnings that allow us to return to our members a solid dividend on their capital investment. We are delighted that our unusually high earnings for the quarter enable us to also pay a supplemental dividend," commented President - CEO Cindy L. Konich.
Net Income for the fourth quarter of 2013 was $80.2 million. The increase of $44.7 million compared to the same period in 2012 was primarily due to higher Other Income that primarily resulted from litigation settlements related to our private-label mortgage-backed securities ("PLMBS") and unrealized gains on derivatives and hedging activities. Net Interest Income After Provision for Credit Losses increased by $5.0 million or 8% in the fourth quarter of 2013, compared to the same period in 2012, due to higher prepayment fees on Advances and lower interest expense on Mandatorily Redeemable Capital Stock, partially offset by lower net interest spreads.

Net Income for the year ended December 31, 2013 was $218.0 million. The increase of $74.7 million compared to 2012 was primarily due to higher Other Income that mainly resulted from litigation settlements related to our PLMBS, unrealized gains on derivatives and hedging activities and net realized gains on the sale of PLMBS. Net Interest Income After Provision for Credit Losses increased by $8.2 million or 3% in the year ended December 31, 2013, compared to 2012, due to higher prepayment fees on Advances, a reversal of a portion of the provision for credit losses and lower interest expense on Mandatorily Redeemable Capital Stock, partially offset by lower net interest spreads.

Konich added, "The level of earnings generated in 2013 is particularly beneficial to our Affordable Housing Program as $25 million will be available in 2014 for grants that create or rehabilitate housing that’s affordable for low-income families living in our members’ communities. This amount is especially fitting since 2014 marks the 25th anniversary of the program’s inception."

Total Assets at December 31, 2013 were $37.8 billion, a net decrease of $3.4 billion or 8% compared to December 31, 2012. Advances outstanding totaled $17.3 billion. The net decrease of 4% compared to December 31, 2012 was attributable to prepayments by a single depository member, partially offset by a net increase in Advances to all other depository members and a net increase in Advances to insurance company members. Mortgage Loans Held for Portfolio totaled $6.2 billion. The net increase of 3% compared to December 31, 2012 was attributable to purchases of mortgage loans under our MPP Advantage program and purchases of participation interests from the Federal Home Loan Bank of Topeka under the Mortgage Partnership Finance® program. Investments totaled $10.8 billion. The net decrease of 36% compared to December 31, 2012 was primarily attributable to a managed reduction in short-term investments.

Consolidated Obligations at December 31, 2013 totaled $34.0 billion. The net decrease of $2.3 billion or 6% compared to December 31, 2012 was attributable to lower funding needs.

Total Capital at December 31, 2013 was $2.4 billion. The net increase of $167.8 million or 8% for the year ended December 31, 2013 consisted of a net increase in Retained Earnings of $160.4 million and a favorable change in Accumulated Other Comprehensive Income (Loss) of $31.8 million, partially offset by a net decrease in Capital Stock of $24.4 million.

Total Regulatory Capital at December 31, 2013 was $2.4 billion. The decrease of $297.9 million or 11% for the year ended December 31, 2013 consisted of repurchases of excess stock (classified as Capital Stock and Mandatorily Redeemable Capital Stock) totaling $583.6 million, partially offset by proceeds from the sale of Capital Stock, net of redemptions of Mandatorily Redeemable Capital Stock, of $125.3 million and a net increase in Retained Earnings of $160.4 million. Our regulatory capital-to-assets ratio at December 31, 2013 was 6.3%, which exceeds all applicable regulatory capital requirements.

Konich concluded, "Our Bank continues to be well positioned financially to reliably provide low-cost liquidity and longer-term funding to our members, as well as to purchase conforming home mortgages through our MPP."

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the year ended December 31, 2013 will be included in our Annual Report on Form 10-K, which we intend to file in mid-March.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended December 31,		Years Ended December 31,
Condensed Statements of Income	2013	2012	2013	2012
Net Interest Income After Provision for Credit Losses	$65	$61	$242	$234
Other Income (Loss)	41	(5)	69	(13)
Other Expenses	17	16	68	60
Affordable Housing Program Assessments	9	5	25	18
Net Income	$80	$35	$218	$143

Condensed Statements of Condition	December 31, 2013	December 31, 2012
Advances	$17,337	$18,130
Mortgage Loans Held for Portfolio, net	6,190	6,001
Investments (1)	10,780	16,845
Other Assets (2)	3,479	252
Total Assets	$37,786	$41,228

Consolidated Obligations, net	$34,019	$36,332
Mandatorily Redeemable Capital Stock	17	451
Other Liabilities	1,366	2,229
Total Liabilities	35,402	39,012
Capital Stock, Class B Putable	1,610	1,634
Retained Earnings (3)	752	592
Accumulated Other Comprehensive Income (Loss)	22	(10)
Total Capital	2,384	2,216
Total Liabilities and Capital	$37,786	$41,228

Total Regulatory Capital (4)	$2,379	$2,677

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Cash and Due From Banks of $3.3 billion and $105.5 million at December 31, 2013 and 2012, respectively.

(3)	Includes Restricted Retained Earnings of $85 million and $42 million at December 31, 2013 and December 31, 2012, respectively.
(4) Consists of Total Capital less Accumulated Other Comprehensive Income (Loss) plus Mandatorily Redeemable Capital Stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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